Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES, INC. CHANGES NAME TO

MAGELLAN HEALTH, INC.

Avon, Conn. — June 4, 2014 — Magellan Health Services, Inc. announced today that it has changed its name to Magellan Health, Inc. (NASDAQ: MGLN). The new names of Magellan Health’s businesses lines - Magellan Healthcare, Magellan Rx Management and NIA Magellan — were previously announced.

“At Magellan Health, we are moving care forward in new and exciting ways, by bringing together highly complex aspects of the health care system — behavioral health, specialty solutions and pharmacy management, as well as integrated health management for special populations,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “Our new brand visually illustrates our complete person-to-person perspective, and to emphasize that approach, we are changing our company’s name to Magellan Health. I’m excited about the work we’re doing here, and I believe this name change is an important step in our company’s movement forward.”

In February, Magellan announced new branding and names for its business lines, as well as its upgraded website and social media platforms, including Twitter, LinkedIn and YouTube.

About Magellan Health: Headquartered in Avon, Conn., Magellan Health, Inc. is a healthcare management company that focuses on fast-growing, complex and high-cost areas of healthcare, with an emphasis on special population management. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, managed care organizations, insurance companies, employers, labor unions, various military and government agencies, third party administrators, and brokers. For more information, visit MagellanHealth.com.

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